Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
October 4, 2007	Nasdaq: UAPH

UAP HOLDING CORP. ANNOUNCES
RESULTS FOR SECOND QUARTER AND FIRST HALF OF FISCAL 2008

Investments in Acquisitions Contributes to Strong First Half

First Half Highlights:

•                  Ongoing net income(1) increased 46 percent to $123 million or $2.32 per diluted share

•                  Net sales increased 14 percent to $2,468 million

•                  Fertilizer sales increased 38 percent to $679 million

•                  Seed sales increased 12 percent to $385 million

•                  Sales from proprietary products accounted for 17.5 percent of total seed and chemical revenue up from 15.6 percent for the first half of fiscal 2007

GREELEY, Colo. October 4, 2007 — UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announced financial results for the second quarter and first half of fiscal 2008 that ended on August 26, 2007.

First half sales increased by 14 percent to $2,468 million, compared to $2,166 million for the same period last year.

Sales of fertilizer in the first half increased to $679 million from $491 million in the same period last year.  Sales from acquired businesses contributed approximately $43 million.  Increases in volumes sold and an improvement in per ton selling prices drove the remainder of the difference.  Volume and price growth were due to increased grower demand, mainly as growers switched their planted acreage to corn from soybeans in the Midwest.  Favorable weather conditions and higher commodity prices also supported increased applications.

Sales of seed in the first half increased to $385 million, up 12 percent from the same period last year.  Sales from acquired businesses contributed approximately $32 million.  The remaining increase was due to volume growth in third party and proprietary brands of corn seed and higher prices due to increased corn acres and increased sales of seed with enhanced traits.  Sales of cotton seed decreased due to lower planted acreage of cotton.

Sales of chemicals in the first half increased to $1,342 million from $1,281 million in the same period last year.  Sales from acquired businesses contributed approximately $104 million, some of which was offset by lost wholesale sales as some of our acquisitions were former wholesale customers.  Sales of herbicides increased from last year, primarily due to acquisitions and increased sales of glyphosate herbicides as a result of increased adoption of glyphosate tolerant corn.  Fungicide sales increased as a result of acquisitions and increased applications for general plant health.  Insecticide sales decreased due to the lack of insect pressure and the adoption of insect resistant corn seed to protect from corn rootworm, resulting in less insecticides used at planting time.

Gross profit grew to $378 million in the first half compared to $294 million for the same period last year.  The increase in gross profit was primarily a result of higher increased sales of higher-margin proprietary chemical products, higher fertilizer volumes and better related unit profits, higher sales of corn seed and better unit margins across our seed business, and the effect of acquired businesses.  The gross profit increase was also partially due to the difference in timing of some vendor rebates.  Vendors are now supplying more timely information, better definition of criteria for earning rebates, and improved communication of local area programs, all resulting in increased visibility of recognizable rebates.  In the prior fiscal year, these rebates were recognized later in the year.  We believe the impact to be approximately $15 million in the first half of this fiscal year as compared to the same period last year.

Selling, general and administrative expenses increased to $178 million in the first half of this fiscal year from $155 million for the same period last year.  The increase in expenses was due to the additional expenses attributed to our acquired businesses, higher incentive-based compensation commensurate with the company’s performance, and higher stock-based compensation expense.

First half net income was $123 million or $2.32 per diluted share compared to ongoing net income(1) of $84 million or $1.61 per diluted share in the same period last year.

“We are successfully implementing our strategy to grow the company while bringing greater value to our customers,” said L. Kenny Cordell, UAP Holding Corp.’s president and chief executive officer.  “As the largest provider of agricultural inputs in the U.S. and Canada, we have been able to maximize our opportunities for growth and margin expansion in this strong external environment.”

For the second quarter of fiscal 2008, sales increased by 12% to $863 million, compared to $768 million for the same period last year, which was driven by acquisition activity and higher fertilizer prices.  Gross profit increased to $138 million from $108 million. The increase in gross profit was primarily a result of  increased sales of higher-margin proprietary chemical products and the effect of acquired businesses.  The gross profit increase was also partially due to the difference in timing of some vendor rebates as addressed in the first half results.

Net income for the second quarter of fiscal 2008 was $35.0 million or $0.66 per diluted share.

At the end of the second quarter, average trade working capital(1) increased to $527 million from $360 million on a twelve month trailing average basis.  Average trade working capital as a percentage of sales was 16.7 percent, up from 12.9 percent.  “The success of our growth and acquisition strategy has driven an increase in average trade working capital,” said David W. Bullock, UAP Holding Corp.’s chief financial officer.  “However, we continue to believe our ten percent goal for average trade working capital is achievable in the long-term.”

Fiscal 2008 Earnings Per Share Guidance

The company traditionally has more than 75 percent of annual net sales occur in the first and second fiscal quarters of the year.  The company is affirming its earnings guidance for fiscal 2008 of $1.60 to $1.75 per diluted share excluding any dilution from potential acquisitions.

UAP Holding Corp. Revenue Breakout

Net Sales (millions)	Q2 FY 2008	Q2 FY 2007	% Chg	1st Half FY 2008	1st Half FY 2007	% Chg

Chemical	$609.4	$566.8	7.5%	$1,341.5	$1,280.8	4.7%
Fertilizer	198.7	156.5	27.0	678.8	490.8	38.3
Seed	27.0	21.6	25.0	384.6	343.2	12.1
Other	27.4	22.9	19.7	62.7	51.0	22.9
Total	$862.5	$767.8	12.3%	$2,467.6	$2,165.8	13.9%

Conference call information

The company will hold a conference call to discuss fiscal second quarter and first half 2008 results at 5:00 p.m. EDT this afternoon. The call will be webcast live over the Internet from the company’s website at www.uap.com under “Investor Relations.”  Participants should follow the instructions provided on the website for downloading and installing the necessary audio applications. The conference call also is available by dialing 866-314-4865 (domestic) or 617-213-8050 (international) and entering passcode 69658589.

Following the live webcast, a replay will be available on the Company’s website. A telephonic replay will also be available one hour after the call and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 43106802. The telephonic replay will be available for seven days.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop products in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including chemicals, fertilizer, and seed to farmers, commercial growers, and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom fertilizer blending, seed treatment, inventory management, and custom applications of crop inputs.  United Agri Products maintains a comprehensive network of approximately 370 distribution and storage facilities and three formulation plants, strategically located in major crop-producing areas throughout the United States and Canada.  Additional information can be found on the company’s website, www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases.  These statements include, but are not limited to, discussions regarding industry outlook, the company’s expectations regarding the performance of its business including the fiscal 2008 earnings per share guidance, its liquidity and capital resources and the other non-historical statements in the discussion and analysis.  These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management.  When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements.  Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to the seasonality of the company’s business and weather conditions in its markets, its substantial leverage and restrictions contained in its senior secured credit facility, the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds its insurance coverage, its dependence on rebate programs, its ability to build upon its distribution network through ongoing acquisitions, and other risks identified and discussed under Item 1A. Risk Factors in the company’s Form 10-K filed with the Securities and Exchange Commission on April 26, 2007, and in the other documents the company files with the Securities and Exchange Commission from time to time.

-Financial Tables Follow

UAP HOLDING CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
UNAUDITED

	August 26, 2007	February 25, 2007	August 27, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,079	$19,506	$7,249
Receivables, net	1,061,679	338,229	943,188
Inventories	613,003	883,033	570,648
Deferred income taxes	29,224	28,046	23,332
Vendor prepay	30,135	64,700	13,725
Other current assets	8,983	8,547	4,911
Total current assets	1,755,103	1,342,061	1,563,053
Property, plant and equipment	160,154	145,455	122,998
Less accumulated depreciation	(41,487)	(35,234)	(29,490)
Property, plant and equipment, net	118,667	110,221	93,508
Intangible assets, net	49,783	50,076	31,230
Goodwill	46,821	45,138	36,852
Deferred income taxes	6,080	4,448	8,239
Debt issuance costs, net	4,844	5,445	6,047
Other assets	1,830	1,797	1,639
Total assets	$1,983,128	$1,559,186	$1,740,568
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$936,123	$926,632	$1,028,304
Short-term debt	402,484	184,739	191,765
Income taxes payable	46,205	—	12,981
Accrued payroll and related liabilities	23,229	5,820	18,241
Deferred income taxes	2,132	2,200	2,049
Other accrued liabilities	89,133	72,631	90,183
Total current liabilities	1,499,306	1,192,022	1,343,523
Long-term debt	171,515	172,390	174,952
Deferred income taxes	16,086	17,953	19,116
Other non-current liabilities	10,963	6,567	4,087
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 52,052,180, 51,194,620, and 50,967,958 issued and outstanding, respectively	52	51	51
Management stock — rabbi trust	—	—	1,978
Additional paid-in capital	154,019	138,569	124,106
Retained earnings	125,454	27,801	67,523
Accumulated other comprehensive income	5,733	3,833	5,232
Stockholders’ equity	285,258	170,254	198,890
Total liabilities and stockholders’ equity	$1,983,128	$1,559,186	$1,740,568

UAP HOLDING CORP.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except share data)
UNAUDITED

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 26, 2007	August 27, 2006	August 26, 2007	August 27, 2006
Net sales	$862,532	$767,792	$2,467,550	$2,165,815
Cost of goods sold	724,375	659,446	2,089,392	1,871,820

Gross profit	138,157	108,346	378,158	293,995
Selling, general and administrative expenses	79,357	66,235	178,330	155,209
Royalties, service charges and other income and expenses	(9,959)	(7,946)	(19,257)	(15,294)

Operating income	68,759	50,057	219,085	154,080
Interest expense, net	11,148	8,869	19,144	17,158
Finance related and other charges	—	47,366	—	47,848

Income (loss) before income taxes	57,611	(6,178)	199,941	89,074
Income tax expense (benefit)	22,592	(1,880)	77,239	35,056

Net income (loss)	$35,019	$(4,298)	$122,702	$54,018

Earnings (loss) per share:
Basic	$0.67	$(0.08)	$2.37	$1.06
Diluted	$0.66	$(0.08)	$2.32	$1.03
Cash dividends declared per share of common stock	$0.225	$0.1875	$0.45	$0.375
Weighted average shares outstanding:
Basic	51,987,499	50,967,958	51,706,743	50,909,734
Diluted	53,123,669	50,967,958	52,963,884	52,401,271

UAP HOLDING CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
UNAUDITED

	Twenty-Six Weeks Ended
	August 26, 2007	August 27, 2006
Operations
Net income	$122,702	$54,018
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	6,406	5,709
Stock compensation	7,122	1,704
Amortization of intangibles	3,627	736
Deferred income taxes	(4,746)	(185)
Write-off of debt issuance costs	—	15,930
Premium paid to tender notes payable	—	31,575
Other	(1,562)	1,391
Change in operating assets and liabilities, net of effects of acquisitions:
Increase in receivables, net	(724,029)	(654,011)
Increase in current liabilities and non-current liabilities	113,371	257,378
Decrease in inventory	272,131	165,488
Decrease in other operating assets	35,044	54,761
Net cash used for operations	(169,934)	(65,506)
Investing
Additions to property, plant and equipment	(13,642)	(10,462)
Additions to purchase price of previous acquisitions	(4,212)	—
Addition of other long-lived assets	(2,612)	(1,928)
Acquisitions, net of cash acquired	(2,508)	(15,088)
Proceeds from sales of assets	138	9,324
Net cash used for investing	(22,836)	(18,154)
Financing
Net borrowings on revolving line of credit	217,745	190,015
Dividends and dividend equivalents paid	(21,355)	(19,102)
Checks not yet presented	(20,159)	4,687
Excess income tax benefits from stock-based compensation arrangements	8,268	3,145
Proceeds from common stock options exercised	1,777	300
Long-term debt payments and redemption	(875)	(336,212)
Long-term debt issued	—	175,000
Debt issuance costs	—	(6,348)
Net cash provided by financing	185,401	11,485
Net effect of exchange rates on cash and cash equivalents	(58)	256
Net change in cash and cash equivalents	(7,427)	(71,919)
Cash and cash equivalents at beginning of period	19,506	79,168
Cash and cash equivalents at end of period	$12,079	$7,249
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$18,578	$15,487
Cash paid for prior years’ accreted discount on notes payable	$—	$20,968
Cash paid during the period for income taxes	$13,543	$9,757
Dividends and dividend equivalents declared but not yet paid	$12,224	$9,556

(1) The presentation of ongoing net income, ongoing earnings per share, trade working capital, and average trade working capital is intended to supplement investors’ understanding of our operating performance.  These non-GAAP financial measures may not be comparable to similar measures used by other companies.  Furthermore, these non-GAAP financial measures are not intended to replace net income (loss), cash flows, financial position, or comprehensive income (loss), as determined in accordance with accounting principles generally accepted in the United States.

UAP Holding Corp.

(in thousands, except share data)

(unaudited)

	Twenty-Six Weeks	Twenty-Six Weeks
Ongoing Net Income Reconciliation	Ended August 26, 2007	Ended August 27, 2006

Net income	$122,702	$54,018

Adjustments, net of tax:
Restructuring charges	—	212
Secondary common stock offering	—	134
Refinance charges	—	30,045
Adjustments, net of tax	—	30,391
Ongoing income from continuing operations	$122,702	$84,409

Reported Earnings Per Share:
Basic	$2.37	$1.06
Diluted	$2.32	$1.03

Ongoing Earnings Per Share:
Ongoing Basic	$2.37	$1.66
Ongoing Diluted	$2.32	$1.61

Weighted Average Shares Outstanding:
Basic	51,706,743	50,909,734
Diluted	52,963,884	52,401,271

	Thirteen weeks	Thirteen weeks
Ongoing Net Income Reconciliation	Ended August 26, 2007	Ended August 27, 2006

Net income (loss)	$35,019	$(4,298)

Adjustments, net of tax:
Restructuring charges	—	146
Secondary common stock offering	—	134
Refinance charges	—	29,877
Sub-total Adjustments, net of tax	—	30,157
Ongoing income from continuing operations	$35,019	$25,859

Reported Earnings (Loss) Per Share:
Basic	$0.67	$(0.08)
Diluted	$0.66	$(0.08)

Ongoing Earnings Per Share:
Ongoing Basic	$0.67	$0.51
Ongoing Diluted	$0.66	$0.51

Weighted Average Shares Outstanding:
Basic	51,987,499	50,967,958
Diluted	53,123,669	50,967,958

UAP Holding Corp.

(in thousands)

(unaudited)

Working Capital Reconciliation to Trade Working Capital	August 26, 2007	August 27, 2006

Working capital	$255,797	$219,530

Adjustments:
Subtract cash and cash equivalents	12,079	7,249
Add back short-term debt	402,484	191,765
Trade working capital	$646,202	$404,046

Trade working capital detail:
Receivables, less allowance for doubtful accounts	$1,061,679	$943,188
Inventories	613,003	570,648
Deferred income taxes	29,224	23,332
Vendor prepay	30,135	13,725
Other current assets	8,983	4,911
Subtotal	1,743,024	1,555,804

Accounts payable	936,123	1,028,304
Other accrued liabilities, including accrued payroll and related liabilities	112,362	108,424
Income taxes payable	46,205	12,981
Deferred income taxes	2,132	2,049
Subtotal	1,096,822	1,151,758
Trade working capital	$646,202	$404,046

Average Trade Working Capital(a)	Fifty-Two Weeks Ended August 26, 2007	Fifty-Two Weeks Ended August 27, 2006
Accounts receivable, net	$810,401	$699,698
Inventories	725,748	643,563
Prepaid expense(b)	65,555	71,275
Sub-total	1,601,704	1,414,536

Advances on sales	114,630	114,707
Trade payables	854,505	834,906
Sub-total accounts payable	969,135	949,613
Accrued expenses(c)	105,789	105,212
Sub-total	1,074,924	1,054,825

Average trade working capital	$526,780	$359,711

Change in average trade working capital	$167,069

(a) Trailing 12 month average for each period.

(b) Includes deferred income taxes, vendor prepay, and other current assets

(c) Includes other accrued liabilities, income taxes payable, accrued payroll and related liabilities, and deferred income taxes

The press release furnished herewith uses the non-GAAP financial measures of ongoing net income, ongoing earnings per share, trade working capital, and average trade working capital.  We believe that ongoing net income, ongoing earnings per share, trade working capital, and average trade working capital best reflect our ongoing performance and business operations during the periods presented and are more useful to investors for comparative purposes. In addition, management uses these financial measures in internal reporting, in its budgeting and long-range planning processes, and in determining performance-based compensation.

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CONTACT

UAP Holding Corp.
Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.
+1-970-356-4400